Exhibit 8.2

[Letterhead of Norton Rose Fulbright Canada LLP]

December 11, 2015

Royal Bank of Canada
200 Bay Street
Royal Bank Plaza
Toronto, ON  M5T 2J5

Dear Sirs/Mesdames:

We have acted as Canadian tax counsel to Royal Bank of Canada (RBC) in connection with the registration under the United States Securities Act of 1933 of its Senior Debt Securities, Subordinated Debt Securities and Common Shares.

We hereby confirm to you that the statements of Canadian tax law set forth under the heading "Canadian Taxation" on the Registration Statement filed on Form F-3 (the Registration Statement) for the Senior Debt Securities, Subordinated Debt Securities and Common Shares dated December 11, 2015, are our opinion, subject to the qualifications, limitations and assumptions set forth herein and in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Canadian Taxation" in the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Yours truly,

/s/ Norton Rose Fulbright Canada LLP